Exhibit 99.1

FA Email

Subject: Announces anticipated dates of estimated net asset valuation and webinar

FOR BROKER-DEALER AND RIA USE ONLY.

On Jan. 5, 2017, CNL Growth Properties, Inc. filed a Current Report on Form 8-K to announce the engagement of CBRE, Inc. (CBRE) an independent appraisal firm, to provide restricted use real estate appraisal reports to assist CNL Growth Properties with its valuation. The valuation will be an estimation of the net asset value (NAV) per share of the company’s common stock as of Dec. 31, 2016. CNL Growth Properties anticipates announcing on or about Jan. 26, 2017, the estimated NAV per share of its common stock as of Dec. 31, 2016 (2016 NAV), and will hold a webinar on Jan. 30, 2017, at 3:00 p.m. Eastern time, to present the estimated 2016 NAV. Click here to REGISTER FOR THE WEBINAR, and dial 800-954-0653 for access.

FOR BROKER-DEALER AND RIA USE ONLY.

Dates may be subject to change. There is no assurance that CNL Growth Properties’ adherence to any of the methodologies set forth in IPA Practice Guideline 2013-01 satisfies applicable compliance or other requirements of the SEC, FINRA or under ERISA with respect to the preparation and disclosure of its estimated 2016 NAV.

For complete information about the anticipated NAV, please read CNL Growth Properties’ Current Report on Form 8-K filed Jan. 5, 2017 with the SEC.

See SEC filings or offering documents for complete details. This information is derived from CNL Growth Properties’ public filings and does not replace or supersede any information provided therein.

Forward-looking statements are based on current expectations and may be identified by words such as “believes,” “anticipates,” “expects,” “may,” “could” and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond CNL Growth Properties ability to control or accurately predict. Financial advisors should not place undue reliance on forward-looking statements.

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